EXHIBIT 99.1
FirstCash Reports Record Third Quarter Operating Results;
Strength in U.S. Pawn Segment Drives Record Revenue and Earnings;
Declares Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (October 24, 2024) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,000 retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions through American First Finance (“AFF”), today announced operating results for the three and nine month periods ended September 30, 2024. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.38 per share, which will be paid in November 2024.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash achieved record revenue and earnings results for both the third quarter and year-to-date periods. Impressive third quarter achievements also included a fifth consecutive quarter of double-digit growth in same-store pawn receivables for the U.S. pawn segment. The LatAm pawn segment also saw continued growth in local currency pawn revenues and receivables, while AFF recorded a 14% increase in third quarter gross origination volumes driven primarily by 25% growth in new merchant locations.

“Expansion of retail pawn locations continues to be robust as well, with the opening of 16 new pawn stores in the third quarter and the combined opening and acquisition of 83 total stores during the first nine months of this year. Growth in the number of stores and earning assets, coupled with consistent shareholder returns through dividends and share repurchases, continue to be funded primarily through operating cash flows.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2024	2023	2024	2023
Revenue	$837,321	$786,301	$837,321	$786,301
Net income	$64,827	$57,144	$75,179	$70,775
Diluted earnings per share	$1.44	$1.26	$1.67	$1.56
EBITDA (non-GAAP measure)	$138,134	$129,350	$139,278	$132,985
Weighted-average diluted shares	44,970	45,374	44,970	45,374

	Nine Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2024	2023	2024	2023
Revenue	$2,504,703	$2,299,662	$2,504,703	$2,299,662
Net income	$175,268	$149,712	$207,266	$184,028
Diluted earnings per share	$3.88	$3.27	$4.58	$4.02
EBITDA (non-GAAP measure)	$388,372	$348,291	$392,752	$350,028
Weighted-average diluted shares	45,214	45,747	45,214	45,747

Consolidated Operating Highlights
•Gross revenues totaled $837 million in the third quarter, an increase of 6% on a U.S. dollar basis and 9% on a constant currency basis compared to the prior-year quarter. Year-to-date revenues totaled $2.5 billion, an increase of 9%, in both dollars and constant currency, compared to the prior-year period.
•Diluted earnings per share for the third quarter increased 14% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 7% compared to the prior-year quarter. Year-to-date diluted earnings per share increased 19% over the prior-year period on a GAAP basis while adjusted diluted earnings per share increased 14% compared to the prior-year period.
•Net income for the third quarter increased 13% over the prior-year quarter on a GAAP basis while adjusted net income increased 6% compared to the prior-year quarter. Year-to-date, net income totaled $175 million on a GAAP basis while adjusted net income was $207 million.
•For the trailing twelve month period ended September 30, 2024:
◦Revenues totaled a record $3.4 billion
◦Net income totaled $245 million on a GAAP basis while adjusted net income was $300 million
◦Adjusted EBITDA was $554 million
◦Operating cash flows were $441 million and adjusted free cash flows were $217 million

Store Base and Platform Growth
•Pawn Stores - 16 new pawn locations were added in the third quarter through acquisitions and new store openings. Year-to-date through September 30, 2024, a total of 83 pawn locations have been added:
◦One U.S. store was acquired in Georgia during the third quarter. Year-to-date through September 30, 2024, a total of 29 new locations have opened or been acquired in the U.S.
◦There were 15 new store openings in Latin America in the third quarter which included 11 locations in Mexico and four locations in Guatemala. Year-to-date through September 30, 2024, a total of 54 new locations have opened in Latin America.
◦As of September 30, 2024, the Company had 3,025 locations, comprised of 1,201 U.S. locations and 1,824 locations in Latin America.
•Retail POS Payment Solutions (AFF) Merchant Partnerships - At September 30, 2024, there were approximately 13,500 active retail and e-commerce merchant partner locations, representing a 25% increase in the number of active merchant locations compared to a year ago.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the third quarter of 2024 was a record $98 million, an increase of $14 million, or 16%, compared to the prior-year quarter. The resulting segment pre-tax operating margin was 25% for the third quarter of 2024 which is consistent with the margin for the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $48 million, or 20%, compared to the prior-year period. The pre-tax operating margin increased to 25% for the year-to-date period, as compared to the 24% margin for the prior-year period.
•Pawn receivables continued to grow to record levels, increasing 12% in total at September 30, 2024 compared to the prior year. The increase in total pawn receivables was driven by a 4% increase in the weighted-average U.S. store count coupled with an impressive 10% same-store increase. The same-store increase was driven by a 7% increase in average loan size and a 3% increase in the number of loans outstanding.

•Pawn loan fees increased 13% for the third quarter and 18% year-to-date, while on a same-store basis, pawn loan fee revenue increased 8% for the quarter and 11% year-to-date compared to the respective prior-year periods. The increased pawn loan fee revenue reflected both store growth and continued growth in demand for pawn loans.
•Retail merchandise sales increased 15% in the third quarter of 2024 compared to the prior-year quarter, while same-store retail sales increased 7% compared to the prior-year quarter.
•Retail sales margins were 43% for the third quarter, improving sequentially over the second quarter and in-line with the prior-year margins. Year-to-date margins were 42% compared to 43% in the prior-year period.
•Annualized inventory turnover was 2.8 times for the trailing twelve months ended September 30, 2024, which equaled the prior-year annualized inventory turnover. Inventories aged greater than one year at September 30, 2024 remained low at 2% of total inventories.
•Operating expenses for the third quarter increased 12% in total due to the 4% weighted-average store count growth over the past year and increased same-store expenses of 6% compared to the prior-year period.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the third quarter of 2024 was 18.9 pesos / dollar, an unfavorable change of 11% versus the comparable prior-year period, and for the nine month period ended September 30, 2024 was 17.7 pesos / dollar, a favorable change of 1% versus the prior-year period.
•Third quarter segment pre-tax operating income totaled $38 million, a 6% decline on a U.S. dollar-basis compared to the prior year due primarily to an 11% decline in the Mexican peso exchange rate. On a constant currency basis, segment income increased 2% for the quarter. The resulting pre-tax operating margin was 19% compared to 20% in the prior-year quarter.
•Year-to-date segment pre-tax operating income totaled $107 million, a 4% decline on a U.S. dollar-basis compared to the prior-year period due primarily to increased labor costs and store expansion expenses as described further below. The year-to-date pre-tax operating margin was 18% compared to 19% in the prior-year period.
•While total and same-store pawn loan fees in the third quarter decreased 4% on a U.S. dollar-basis, they increased 6% on a constant currency basis compared to the prior-year quarter. Year-to-date pawn loan fees increased 7%, or 6% on a constant currency basis, compared to the prior-year period. Same-store pawn loan fees were up 6%, both in total and on a constant currency basis, compared to the prior year-to-date period.
•While total and same-store receivables at September 30, 2024 were down 4% on a U.S. dollar basis, they increased 6% on a constant currency basis compared to the prior year.
•Both total and same-store retail merchandise sales in the third quarter of 2024 decreased 3% on a U.S. dollar basis, but increased 7% on a constant currency basis compared to the prior-year quarter. Year-to-date retail merchandise sales increased 4% in total and on a constant currency basis, while same-store retail merchandise sales increased 4%, or 3% on a constant currency basis.
•Retail margins were 35% for the third quarter of 2024 compared to 36% in the prior-year quarter. Annualized inventory turnover was 4.2 times for the trailing twelve months ended September 30, 2024 compared to 4.3 times in the prior-year period. Inventories aged greater than one year at September 30, 2024 remained extremely low at 1%.
•Operating expenses decreased 1% in total and 2% on a same-store basis compared to the prior-year quarter. On a constant currency basis, they increased 8% in total and on a same-store basis. The increase in constant currency expenses from all stores reflected increased store counts, accelerated store opening activity and higher labor costs (due primarily to further increases in the federal minimum wage and other mandated benefit programs), along with other inflationary impacts.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•Third quarter segment pre-tax operating income totaled $30 million compared to $39 million in the prior-year quarter, as a significant $35 million dollar increase in gross transaction origination volume over the same quarter last year drove an increase in up-front lifetime lease and loan loss provisioning of approximately $10 million.
•Year-to-date segment pre-tax operating income totaled $89 million, a 1% increase over the prior-year period which was also generally consistent with year-to-date gross origination activity.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, were flat compared to the prior-year quarter while increasing 4% year-to-date.
•Gross transaction volume of lease and loan originations during the third quarter increased $35 million, or 14%, compared to last year, driven primarily by the 25% increase in active merchant door counts and continued growth in non-furniture verticals. Excluding furniture, third quarter origination volume increased approximately 35%. For the year-to-date period, overall gross transaction volume increased 5% over the same prior-year period and was up 23% excluding furniture.
•Combined gross leased merchandise and finance receivables outstanding at September 30, 2024 increased 1% compared to the September 30, 2023 balances.
•The combined lease and loan loss provision as a percentage of the total gross transaction volume originated was 28% for the third quarter of 2024, compared to the 29% provisioning rate in the third quarter of 2023. The resulting allowance on combined leased merchandise and finance receivables at September 30, 2024 was 44% of gross leased merchandise and receivables, which was consistent with the prior year.
•The average monthly net charge-off (“NCO”) rate for combined leased merchandise and finance receivable products was 5.8% for the third quarter of 2024 and 5.2% for the year-to-date period. While slightly above the prior year, charge-offs remain within the range of forecast expectations.
•Operating expenses were flat compared to the prior-year quarter and the year-to-date period, which was reflective of continued realization of operating synergies.

Cash Flow and Liquidity
•Each of the Company’s business segments generated significant operating cash flows during the twelve month period ended September 30, 2024. Consolidated operating cash flows for the twelve month period ended September 30, 2024 totaled $441 million and adjusted free cash flows (a non-GAAP measure) were $217 million.
•The operating cash flows helped fund significant growth in earning assets and continued investments in the store platform over the past twelve months with a nominal increase in net debt:
◦A total of 36 pawn stores were acquired for a combined purchase price of $82 million.
◦64 new, or de novo, pawn stores were added with a combined investment of $20 million in fixed assets and working capital.
◦Investments in real estate totaled $78 million as the Company purchased the underlying real estate at 63 of its existing pawn stores, bringing the number of owned properties to over 380 locations.
•In August 2024, the Company amended its U.S. revolving commercial bank credit facility to increase the total lender commitment from $640 million to $700 million with two new banks added to the commercial bank lending group. The term of the facility was extended through August 8, 2029. In addition, the permitted consolidated leverage ratio was increased to 3.25 times adjusted EBITDA for the full term of the agreement, while the other financial covenants remain substantially unchanged.
•Over $1.5 billion of the Company’s long-term financing remains fixed rate debt with favorable interest rates ranging from 4.625% to 6.875% and maturity dates that do not begin until 2028 and continue into 2032.

•Based on trailing twelve month results, the net debt to adjusted EBITDA ratio was 2.96x at September 30, 2024.

Shareholder Returns
•The Board of Directors declared a $0.38 per share fourth quarter cash dividend, which will be paid on November 27, 2024 to stockholders of record as of November 15, 2024. This represents an annualized dividend of $1.52 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•Year-to-date, the Company has repurchased $85 million of common stock. The Company has $115 million available under the $200 million share repurchase program authorized in July 2023. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Company generated a 12% return on equity and a 6% return on assets for the twelve months ended September 30, 2024. Using adjusted net income for the twelve months ended September 30, 2024, the adjusted return on equity was 15% while the adjusted return on assets was 7%.

2024 Outlook
The outlook for the remainder of 2024 continues to be highly positive, with expected year-over-year growth in consolidated revenue and earnings driven by the continued growth in earning asset balances coupled with store additions. Anticipated conditions and trends for the fourth quarter include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2024 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be over 80% of total segment level pre-tax income for the full year.
•The company is targeting the addition of approximately 90 total pawn locations for 2024 through a combination of new store openings and acquisitions.
U.S. Pawn
•Pawn receivables were up 12% at September 30, 2024 compared to a year ago, with October balances to date up similarly. Resulting pawn fees are expected to increase in the range of 10% to 12%.
•Retail sales growth is expected to remain in-line with the inventory growth of 10% at the most recent quarter end while retail margins are projected to remain consistent with the year-to-date results.
Latin America Pawn
•Latin America results in the fourth quarter are expected to be negatively impacted by the lower exchange rate for the Mexican peso which has recently been in a range of 19 to 20 pesos per U.S. dollar.
•Pawn loan growth to-date in October is up approximately 8% on a constant currency basis, although down 2% on a U.S. dollar basis as compared to the prior year assuming the current exchange rate. A similar result is projected for constant currency fourth quarter pawn fees.
•Retail sales in Latin America are also expected to increase in-line with inventory growth of 9% on a constant currency basis and are expected to be roughly flat to the prior year on a U.S. dollar basis, assuming the current exchange rate, with consistent retail margins.

Retail POS Payment Solutions (AFF) Operations:
•While weakness in the macro furniture retail environment continues to negatively impact performance from many of its merchant retail partners in the furniture retail vertical, year-over-year growth in gross transaction volumes is still projected for the full year and fourth quarter of 2024, driven by increasing active merchant doors and further expansion of non-furniture verticals. Resulting full year gross revenues for 2024 are expected to remain at or above the prior-year level. AFF now expects furniture to account for less than 40% of 2024 originations compared to almost 50% in 2023.
•The origination and revenue outlook takes into consideration the previously announced bankruptcy filing of Conn’s Home Plus which now assumes minimal originations from November 2024 forward from this merchant relationship.
•Anticipated provision rates (combined provision for lease and loan losses as a percentage of the total gross transaction volume originated) are expected to range between 25% and 28% in the fourth quarter of the year.

Interest Expense, Tax Rates and Currency:
•Interest expense for the fourth quarter is expected to be consistent with the prior year.
•The full year 2024 effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24.5% to 25.5%.
•Each full point change in the exchange rate of the Mexican peso represents an annual earnings impact of approximately $0.10 per share.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s third quarter results and outlook for the remainder of 2024, “Our results continue to demonstrate strong fundamental product demand trends which we expect to drive future revenue and earnings growth.

“The U.S. pawn segment again saw continued record levels of demand for pawn loans and record per store loan balances. The 10% growth in same-store pawn receivables is especially strong given that the comparative prior-year comp was 11%. On a stacked, two-year basis, same-store pawn loans are up 21% compared to the third quarter of 2022, illustrating tremendous, continued momentum in the business. Demand trends in October remain strong and we believe lending volumes should continue to also benefit from increased gold prices while our inventories are well positioned for the holiday sales season.

“In Latin America, currency adjusted pawn receivables and pawn fees continued to show impressive growth in the third quarter, with further acceleration to date in October, while third quarter retail sales grew even faster. While the volatility of the Mexican peso slightly impacted third quarter earnings results by approximately $0.04 per share, there is minimal impact on cash flows as we continue to reinvest a large portion of our cash flows in Latin America. We believe in the long term opportunity for Latin America, driven by near-shore manufacturing expansion and the use of pawn loans being an integral part of the economy for our customer base.

“Unit growth in both pawn segments remains exceptional. We have now added 83 stores this year and a total of 240 stores since the beginning of 2023. Looking ahead, we continue to see and evaluate expansion opportunities across markets in both the U.S. and Latin America.

“AFF’s gross transaction volumes in the third quarter improved both sequentially and year-over-year (even when excluding Conn’s Home Plus third quarter closeout volume) with significant contributions from both new doors and expanding non-furniture verticals driven largely by robust productivity from our field sales channel. Excluding furniture, third quarter origination volume increased approximately 35%. This growth has led to a further decrease in large merchant concentration risk, with the largest merchant partner now representing approximately 12% of current total gross transaction volume. Additionally, combined lease and loan losses remain well within our target metrics while the combined reserve remains consistent at over 40% of the total portfolio.

“All of FirstCash’s business segments continue to generate strong cash flows while its balance sheet remains highly liquid. Over 60% of pawn loans are collateralized with jewelry, which is primarily gold and very liquid, while almost 50% of retail inventories are comprised of jewelry that typically has the highest margins. Our balance sheet maintains favorable unsecured financing featuring long-dated maturities at attractive rates. Accordingly, we believe that we are well positioned to drive continued shareholder value through organic store growth, strategic acquisitions, dividends and share repurchases,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash’s more than 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn segments in the U.S. and Latin America currently account for approximately 80% of segment earnings, with the remainder provided by its wholly owned subsidiary, AFF, which provides lease-to-own and retail finance payment solutions for consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2024. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation, elevated interest rates and higher gas prices, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; contraction in sales activity at merchant partners of the Company’s retail POS payment solutions business; impact of store closures, financial difficulties or even bankruptcies at the merchant partners of the Company’s retail POS payment solutions business; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Retail merchandise sales	$363,141	$335,081	$1,093,425	$983,860
Pawn loan fees	186,561	174,560	547,142	480,298
Leased merchandise income	188,560	189,382	588,801	562,625
Interest and fees on finance receivables	61,198	61,413	175,384	174,247
Wholesale scrap jewelry sales	37,861	25,865	99,951	98,632
Total revenue	837,321	786,301	2,504,703	2,299,662

Cost of revenue:
Cost of retail merchandise sold	218,178	199,719	659,854	590,991
Depreciation of leased merchandise	104,928	103,698	335,369	307,824
Provision for lease losses	39,171	39,736	129,834	141,674
Provision for loan losses	40,557	33,096	102,091	90,571
Cost of wholesale scrap jewelry sold	29,880	21,405	81,711	79,012
Total cost of revenue	432,714	397,654	1,308,859	1,210,072

Net revenue	404,607	388,647	1,195,844	1,089,590

Expenses and other income:
Operating expenses	224,926	211,524	674,431	615,366
Administrative expenses	40,930	45,056	129,563	124,428
Depreciation and amortization	25,933	27,365	78,507	81,526
Interest expense	27,424	24,689	78,029	66,657
Interest income	(403)	(328)	(1,407)	(1,253)
Loss (gain) on foreign exchange	882	(286)	2,133	(1,905)
Merger and acquisition expenses	225	3,387	2,186	3,670
Other expenses (income), net	(490)	(384)	(841)	(260)
Total expenses and other income	319,427	311,023	962,601	888,229

Income before income taxes	85,180	77,624	233,243	201,361

Provision for income taxes	20,353	20,480	57,975	51,649

Net income	$64,827	$57,144	$175,268	$149,712

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2024	2023	2023
ASSETS
Cash and cash equivalents	$106,320	$86,547	$127,018
Accounts receivable, net	74,378	72,336	71,922
Pawn loans	517,877	483,785	471,846
Finance receivables, net	123,751	113,307	113,901
Inventories	334,394	314,382	312,089
Leased merchandise, net	137,769	143,169	171,191
Prepaid expenses and other current assets	34,861	21,114	38,634
Total current assets	1,329,350	1,234,640	1,306,601

Property and equipment, net	689,075	604,673	632,724
Operating lease right of use asset	329,228	312,097	328,458
Goodwill	1,788,795	1,713,354	1,727,652
Intangible assets, net	241,389	291,690	277,724
Other assets	10,339	10,057	10,242
Deferred tax assets, net	4,671	8,052	6,514
Total assets	$4,392,847	$4,174,563	$4,289,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$133,792	$146,873	$163,050
Customer deposits and prepayments	78,083	71,752	70,580
Lease liability, current	96,598	98,745	101,962
Total current liabilities	308,473	317,370	335,592

Revolving unsecured credit facilities	200,000	560,229	568,000
Senior unsecured notes	1,530,604	1,037,151	1,037,647
Deferred tax liabilities, net	127,425	139,713	136,773
Lease liability, non-current	227,151	202,516	215,485
Total liabilities	2,393,653	2,256,979	2,293,497

Stockholders’ equity:
Common stock	575	573	573
Additional paid-in capital	1,764,351	1,737,497	1,741,046
Retained earnings	1,344,542	1,164,228	1,218,029
Accumulated other comprehensive loss	(114,807)	(64,521)	(43,037)
Common stock held in treasury, at cost	(995,467)	(920,193)	(920,193)
Total stockholders’ equity	1,999,194	1,917,584	1,996,418
Total liabilities and stockholders’ equity	$4,392,847	$4,174,563	$4,289,915

FIRSTCASH HOLDINGS, INC.
U.S. PAWN SEGMENT RESULTS
(UNAUDITED)

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	September 30,
	2024	2023	Increase
Revenue:
Retail merchandise sales	$235,037	$203,769	15%
Pawn loan fees	128,393	114,022	13%
Wholesale scrap jewelry sales	26,685	17,140	56%
Total revenue	390,115	334,931	16%

Cost of revenue:
Cost of retail merchandise sold	134,966	115,670	17%
Cost of wholesale scrap jewelry sold	21,393	14,297	50%
Total cost of revenue	156,359	129,967	20%

Net revenue	233,756	204,964	14%

Segment expenses:
Operating expenses	128,104	113,976	12%
Depreciation and amortization	7,365	6,586	12%
Total segment expenses	135,469	120,562	12%

Segment pre-tax operating income	$98,287	$84,402	16%

Operating metrics:
Retail merchandise sales margin	43%	43%
Net revenue margin	60%	61%
Segment pre-tax operating margin	25%	25%

FIRSTCASH HOLDINGS, INC.
U.S. PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

	Nine Months Ended
	September 30,
	2024	2023	Increase
Revenue:
Retail merchandise sales	$702,120	$610,493	15%
Pawn loan fees	371,699	315,679	18%
Wholesale scrap jewelry sales	70,722	61,108	16%
Total revenue	1,144,541	987,280	16%

Cost of revenue:
Cost of retail merchandise sold	407,329	349,138	17%
Cost of wholesale scrap jewelry sold	57,928	49,604	17%
Total cost of revenue	465,257	398,742	17%

Net revenue	679,284	588,538	15%

Segment expenses:
Operating expenses	372,191	331,916	12%
Depreciation and amortization	21,609	18,786	15%
Total segment expenses	393,800	350,702	12%

Segment pre-tax operating income	$285,484	$237,836	20%

Operating metrics:
Retail merchandise sales margin	42%	43%
Net revenue margin	59%	60%
Segment pre-tax operating margin	25%	24%

FIRSTCASH HOLDINGS, INC.
U.S. PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of September 30,
	2024	2023	Increase
Earning assets:
Pawn loans	$380,962	$341,123	12%
Inventories	238,668	217,406	10%
	$619,630	$558,529	11%

Average outstanding pawn loan amount (in ones)	$264	$245	8%

Composition of pawn collateral:
General merchandise	30%	31%
Jewelry	70%	69%
	100%	100%

Composition of inventories:
General merchandise	43%	45%
Jewelry	57%	55%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.8 times

FIRSTCASH HOLDINGS, INC.
LATIN AMERICA PAWN SEGMENT RESULTS
(UNAUDITED)

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			September 30,	Increase /
	September 30,		Increase /	2024	(Decrease)
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$129,081	$132,784	(3)%	$142,147	7%
Pawn loan fees	58,168	60,538	(4)%	64,130	6%
Wholesale scrap jewelry sales	11,176	8,725	28%	11,176	28%
Total revenue	198,425	202,047	(2)%	217,453	8%

Cost of revenue:
Cost of retail merchandise sold	83,729	84,816	(1)%	92,131	9%
Cost of wholesale scrap jewelry sold	8,487	7,108	19%	9,378	32%
Total cost of revenue	92,216	91,924	—%	101,509	10%

Net revenue	106,209	110,123	(4)%	115,944	5%

Segment expenses:
Operating expenses	63,062	63,907	(1)%	69,199	8%
Depreciation and amortization	4,676	5,236	(11)%	5,117	(2)%
Total segment expenses	67,738	69,143	(2)%	74,316	7%

Segment pre-tax operating income	$38,471	$40,980	(6)%	$41,628	2%

Operating metrics:
Retail merchandise sales margin	35%	36%		35%
Net revenue margin	54%	55%		53%
Segment pre-tax operating margin	19%	20%		19%

FIRSTCASH HOLDINGS, INC.
LATIN AMERICA PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

				Constant Currency Basis
				Nine Months
				Ended
	Nine Months Ended			September 30,	Increase /
	September 30,		Increase /	2024	(Decrease)
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$394,375	$378,302	4%	$391,606	4%
Pawn loan fees	175,443	164,619	7%	174,228	6%
Wholesale scrap jewelry sales	29,229	37,524	(22)%	29,229	(22)%
Total revenue	599,047	580,445	3%	595,063	3%

Cost of revenue:
Cost of retail merchandise sold	254,188	244,439	4%	252,377	3%
Cost of wholesale scrap jewelry sold	23,783	29,408	(19)%	23,627	(20)%
Total cost of revenue	277,971	273,847	2%	276,004	1%

Net revenue	321,076	306,598	5%	319,059	4%

Segment expenses:
Operating expenses	198,389	179,170	11%	196,986	10%
Depreciation and amortization	15,199	15,884	(4)%	15,072	(5)%
Total segment expenses	213,588	195,054	10%	212,058	9%

Segment pre-tax operating income	$107,488	$111,544	(4)%	$107,001	(4)%

Operating metrics:
Retail merchandise sales margin	36%	35%		36%
Net revenue margin	54%	53%		54%
Segment pre-tax operating margin	18%	19%		18%

FIRSTCASH HOLDINGS, INC.
LATIN AMERICA PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				September 30,
	As of September 30,			2024	Increase
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$136,915	$142,662	(4)%	$151,486	6%
Inventories	95,726	96,976	(1)%	105,792	9%
	$232,641	$239,638	(3)%	$257,278	7%

Average outstanding pawn loan amount (in ones)	$85	$89	(4)%	$94	6%

Composition of pawn collateral:
General merchandise	62%	66%
Jewelry	38%	34%
	100%	100%

Composition of inventories:
General merchandise	70%	68%
Jewelry	30%	32%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.2 times	4.3 times

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS
(UNAUDITED)

Retail POS Payment Solutions Operating Results (dollars in thousands)

	Three Months Ended
	September 30,		Increase /
	2024	2023	(Decrease)
Revenue:
Leased merchandise income	$188,560	$189,382	—%
Interest and fees on finance receivables	61,198	61,413	—%
Total revenue	249,758	250,795	—%

Cost of revenue:
Depreciation of leased merchandise	105,308	104,198	1%
Provision for lease losses	39,268	39,640	(1)%
Provision for loan losses	40,557	33,096	23%
Total cost of revenue	185,133	176,934	5%

Net revenue	64,625	73,861	(13)%

Segment expenses:
Operating expenses	33,760	33,641	—%
Depreciation and amortization	679	771	(12)%
Total segment expenses	34,439	34,412	—%

Segment pre-tax operating income	$30,186	$39,449	(23)%

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

	Nine Months Ended
	September 30,		Increase /
	2024	2023	(Decrease)
Revenue:
Leased merchandise income	$588,801	$562,625	5%
Interest and fees on finance receivables	175,384	174,247	1%
Total revenue	764,185	736,872	4%

Cost of revenue:
Depreciation of leased merchandise	336,649	309,432	9%
Provision for lease losses	130,272	141,854	(8)%
Provision for loan losses	102,091	90,571	13%
Total cost of revenue	569,012	541,857	5%

Net revenue	195,173	195,015	—%

Segment expenses:
Operating expenses	103,851	104,280	—%
Depreciation and amortization	2,078	2,258	(8)%
Total segment expenses	105,929	106,538	(1)%

Segment pre-tax operating income	$89,244	$88,477	1%

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	September 30,		Increase /
	2024	2023	(Decrease)
Leased merchandise	$143,146	$147,513	(3)%
Finance receivables	142,910	103,183	39%
Total gross transaction volume	$286,056	$250,696	14%

	Nine Months Ended
	September 30,		Increase /
	2024	2023	(Decrease)
Leased merchandise	$444,045	$452,792	(2)%
Finance receivables	350,332	303,485	15%
Total gross transaction volume	$794,377	$756,277	5%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

	As of September 30,		Increase /
	2024	2023	(Decrease)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$231,796	$250,298	(7)%
Less allowance for lease losses	(93,823)	(105,472)	(11)%
Leased merchandise, net	$137,973	$144,826	(5)%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$232,948	$209,991	11%
Less allowance for loan losses	(109,197)	(96,684)	13%
Finance receivables, net	$123,751	$113,307	9%

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

	Three Months Ended
	September 30,		Increase /
	2024	2023	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$103,301	$110,964	(7)%
Provision for lease losses	39,268	39,640	(1)%
Charge-offs	(50,394)	(46,794)	8%
Recoveries	1,648	1,662	(1)%
Balance at end of period	$93,823	$105,472	(11)%

Leased merchandise portfolio metrics:
Provision rate (1)	27%	27%
Average monthly net charge-off rate (2)	6.8%	5.9%
Delinquency rate (3)	23.6%	23.2%

Allowance for loan losses:
Balance at beginning of period	$99,961	$93,054	7%
Provision for loan losses	40,557	33,096	23%
Charge-offs	(32,969)	(30,890)	7%
Recoveries	1,648	1,424	16%
Balance at end of period	$109,197	$96,684	13%

Finance receivables portfolio metrics:
Provision rate (1)	28%	32%
Average monthly net charge-off rate (2)	4.8%	4.7%
Delinquency rate (3)	19.4%	21.9%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

	Nine Months Ended
	September 30,		Increase /
	2024	2023	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$95,752	$79,576	20%
Provision for lease losses	130,272	141,854	(8)%
Charge-offs	(137,516)	(120,966)	14%
Recoveries	5,315	5,008	6%
Balance at end of period	$93,823	$105,472	(11)%

Leased merchandise portfolio metrics:
Provision rate (1)	29%	31%
Average monthly net charge-off rate (2)	5.9%	5.3%
Delinquency rate (3)	23.6%	23.2%

Allowance for loan losses:
Balance at beginning of period	$96,454	$84,833	14%
Provision for loan losses	102,091	90,571	13%
Charge-offs	(95,061)	(83,281)	14%
Recoveries	5,713	4,561	25%
Balance at end of period	$109,197	$96,684	13%

Finance receivables portfolio metrics:
Provision rate (1)	29%	30%
Average monthly net charge-off rate (2)	4.5%	4.4%
Delinquency rate (3)	19.4%	21.9%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of September 30, 2024, the Company operated 3,025 pawn store locations composed of 1,201 stores in 29 U.S. states and the District of Columbia, 1,723 stores in 32 states in Mexico, 72 stores in Guatemala, 17 stores in El Salvador and 12 stores in Colombia.

The following tables detail pawn store count activity for the three and nine months ended September 30, 2024:

	Three Months Ended September 30, 2024
	U.S.	Latin America	Total
Total locations, beginning of period	1,201	1,817	3,018
New locations opened (1)	—	15	15
Locations acquired	1	—	1
Consolidation of existing pawn locations (2)	(1)	(8)	(9)
Total locations, end of period	1,201	1,824	3,025

	Nine Months Ended September 30, 2024
	U.S.	Latin America	Total
Total locations, beginning of period	1,183	1,814	2,997
New locations opened (1)	1	54	55
Locations acquired	28	—	28
Consolidation of existing pawn locations (2) (3)	(11)	(44)	(55)
Total locations, end of period	1,201	1,824	3,025

(1)In addition to new store openings, the Company strategically relocated three stores in the U.S. and one store in Latin America during the three months ended September 30, 2024. During the nine months ended September 30, 2024, the Company strategically relocated nine stores in the U.S and one store in Latin America.

(2)Store consolidations were primarily acquired locations which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

(3)Includes 10 pawnshops located in Acapulco, Mexico that were severely damaged by a hurricane in the fall of 2023 which the Company elected to consolidate with other stores in this market. The Company expects to replace certain of these locations in this market over time as the city’s infrastructure recovers.

Retail POS Payment Solutions

As of September 30, 2024, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 13,500 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico. This compares to the active door count of approximately 10,800 locations at September 30, 2023.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses and amortization of acquired AFF intangible assets. The Company does not consider these items to be related to the organic operations of the acquired businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2024	2023	2024	2023	2024	2023
	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$64,827	$57,144	$175,268	$149,712	$244,857	$229,778
Adjustments, net of tax:
Merger and acquisition expenses	171	2,605	1,675	2,818	4,946	4,379
Non-cash foreign currency loss (gain) related to lease liability	986	442	2,124	(1,171)	1,517	(1,856)
AFF purchase accounting and other adjustments	9,572	10,880	28,717	32,869	50,189	50,529
Gain on revaluation of contingent acquisition consideration	—	—	—	—	—	(21,952)
Other expenses (income), net	(377)	(296)	(518)	(200)	(1,397)	(208)
Adjusted net income	$75,179	$70,775	$207,266	$184,028	$300,112	$260,670

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	Per Share	Per Share	Per Share	Per Share
Diluted earnings per share, as reported	$1.44	$1.26	$3.88	$3.27
Adjustments, net of tax:
Merger and acquisition expenses	0.01	0.06	0.04	0.06
Non-cash foreign currency loss (gain) related to lease liability	0.02	0.01	0.05	(0.03)
AFF purchase accounting and other adjustments	0.21	0.24	0.63	0.72
Other expenses (income), net	(0.01)	(0.01)	(0.02)	—
Adjusted diluted earnings per share	$1.67	$1.56	$4.58	$4.02

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2024	2023	2024	2023	2024	2023
Net income	$64,827	$57,144	$175,268	$149,712	$244,857	$229,778
Income taxes	20,353	20,480	57,975	51,649	79,874	73,189
Depreciation and amortization	25,933	27,365	78,507	81,526	106,142	107,863
Interest expense	27,424	24,689	78,029	66,657	104,615	86,616
Interest income	(403)	(328)	(1,407)	(1,253)	(1,623)	(1,462)
EBITDA	138,134	129,350	388,372	348,291	533,865	495,984
Adjustments:
Merger and acquisition expenses	225	3,387	2,186	3,670	6,438	5,697
Non-cash foreign currency loss (gain) related to lease liability	1,409	632	3,035	(1,673)	2,168	(2,652)
AFF purchase accounting and other adjustments (1)	—	—	—	—	13,968	8,760
Gain on revaluation of contingent acquisition consideration	—	—	—	—	—	(26,760)
Other expenses (income), net	(490)	(384)	(841)	(260)	(1,983)	(270)
Adjusted EBITDA	$139,278	$132,985	$392,752	$350,028	$554,456	$480,759

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

(1)The following table details AFF purchase accounting and other adjustments for the trailing twelve months ended September 30, 2024 and 2023 (in thousands):

	Trailing Twelve
	Months Ended
	September 30,
	2024	2023
Amortization of fair value adjustment on acquired finance receivables included in interest and fees on finance receivables	$—	$7,859
Amortization of fair value adjustment on acquired leased merchandise included in depreciation of leased merchandise	—	901
Other non-recurring costs included in administrative expenses related to a discontinued finance product	13,968	—
	$13,968	$8,760

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2024	2023	2024	2023	2024	2023
Cash flow from operating activities	$113,090	$111,368	$341,809	$317,037	$440,914	$460,544
Cash flow from certain investing activities:
Pawn loans, net (1)	(48,836)	(59,614)	(69,723)	(59,426)	(45,275)	(20,536)
Finance receivables, net	(48,623)	(30,869)	(86,186)	(87,994)	(113,634)	(123,713)
Purchases of furniture, fixtures, equipment and improvements	(13,368)	(18,375)	(56,032)	(46,723)	(69,457)	(52,679)
Free cash flow	2,263	2,510	129,868	122,894	212,548	263,616
Merger and acquisition expenses paid, net of tax benefit	171	2,605	1,675	2,818	4,946	4,379
Adjusted free cash flow	$2,434	$5,115	$131,543	$125,712	$217,494	$267,995

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
September 30, 2024
Adjusted net income (1)	$300,112

Average stockholders’ equity (average of five most recent quarter-end balances)	$1,987,405
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	15%

Average total assets (average of five most recent quarter-end balances)	$4,285,437
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	7%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	September 30,		Favorable /
	2024	2023	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.6	17.6	(11)%
Three months ended	18.9	17.1	(11)%
Nine months ended	17.7	17.8	1%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.9	3%
Three months ended	7.7	7.9	3%
Nine months ended	7.8	7.8	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,164	4,054	(3)%
Three months ended	4,095	4,048	(1)%
Nine months ended	3,979	4,413	10%

FIRSTCASH HOLDINGS, INC.
INTERSEGMENT TRANSACTIONS
(UNAUDITED)

Intersegment transactions relate to the Company offering AFF’s LTO payment solution in its U.S. pawn stores and are eliminated to arrive at consolidated totals. For the three months ended September 30, 2024 and 2023, these intersegment amounts are as follows:

•U.S. pawn retail merchandise sales includes $1.0 million and $1.5 million, respectively. Excluding these intersegment sales, consolidated U.S. retail merchandise sales totaled $234.1 million and $202.3 million, respectively.
•U.S. pawn cost of retail merchandise sold includes $0.5 million and $0.8 million, respectively. Excluding these intersegment sales, consolidated U.S. cost of retail merchandise sold totaled $134.4 million and $114.9 million, respectively.
•Retail POS payment solutions depreciation of leased merchandise includes $0.4 million and $0.5 million respectively. Excluding these intersegment transactions, consolidated depreciation of leased merchandise totaled $104.9 million and $103.7 million, respectively.
•Retail POS payment solutions provision for lease losses includes an increase of $0.1 million and a provision reduction of $0.1 million, respectively. Excluding these intersegment transactions, consolidated provision for lease losses totaled $39.2 million and $39.7 million, respectively.

For the nine months ended September 30, 2024 and 2023, these intersegment amounts are as follows:

•U.S. pawn retail merchandise sales includes $3.1 million and $4.9 million, respectively. Excluding these intersegment sales, consolidated U.S. retail merchandise sales totaled $699.1 million and $605.6 million, respectively.
•U.S. pawn cost of retail merchandise sold includes $1.7 million and $2.6 million, respectively. Excluding these intersegment sales, consolidated U.S. cost of retail merchandise sold totaled $405.7 million and $346.6 million, respectively.
•Retail POS payment solutions depreciation of leased merchandise includes $1.3 million and $1.6 million, respectively. Excluding these intersegment transactions, consolidated depreciation of leased merchandise totaled $335.4 million and $307.8 million, respectively.
•Retail POS payment solutions provision for lease losses includes $0.4 million and $0.2 million, respectively. Excluding these intersegment transactions, consolidated provision for lease losses totaled $129.8 million and $141.7 million, respectively.

As of September 30, 2024 and 2023, these intersegment amounts are as follows:

•Retail POS payment solutions leased merchandise, net includes $0.2 million and $1.7 million, respectively. Excluding these intersegment transactions, consolidated net leased merchandise totaled $137.8 million and $143.2 million, respectively.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com